UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

Kmart Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50278	32-0073116

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 West Big Beaver Road, Troy, Michigan	48084

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 463-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 1.02 Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.02 Termination of a Material Definitive Agreement.

     On December 23, 2004, Kmart Corporation (“Kmart”), a subsidiary of Kmart Holding Corporation (the “Company”), delivered to General Electric Capital Corporation a notice of its election to permanently terminate the Credit Agreement dated as of May 6, 2003, as amended, among Kmart, General Electric Capital Corporation, as administrative agent, co-collateral agent and lender, and the other credit parties and lenders party thereto (the “Credit Facility”), such termination to be effective as of January 3, 2005. In light of the Company’s strong balance sheet and liquidity position and after undertaking an analysis of the estimated working capital requirements, the Company determined that it was no longer cost effective to maintain the Credit Facility. Prior to its termination, the Credit Facility was a secured $800 million revolving credit facility with an equivalent letter of credit sub-limit and was guaranteed by the Company, Kmart Management Corporation, Kmart Services Corporation and Kmart’s direct and indirect domestic subsidiaries. Kmart has only used the Credit Facility to support outstanding letters of credit. The Credit Facility was terminated without penalty.

     Some of the lenders or their respective affiliates from time to time have provided in the past, and may provide in the future, investment banking, commercial lending and financial advisory services to the Company and its affiliates.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMART HOLDING CORPORATION
Date: December 29, 2004	By:	/s/ James F. Gooch
		Name:	James F. Gooch
		Title:	Vice President, Controller